Exhibit T3B.17

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOOD MEDIA BORROWER, LLC

This limited liability company agreement (this “Agreement”) of Mood Media Borrower, LLC, a Delaware limited liability company (the “LLC”), is entered into by Mood Media Holdings,  LLC,  a Delaware limited liability company,  as the sole member (the “Member”), as of May 24, 2017.

WHEREAS, the LLC was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”) by (i) Martin O’Brien,  an authorized person of the LLC,  causing the filing of the certificate of formation of the LLC (the “Certificate”) with the Secretary of State of the State of Delaware on May 24, 2017, and (ii) the entry into this Agreement.

NOW, THEREFORE, the Member hereby agrees as follows:

1.                                      Name.

(a)                                 The name of the limited liability company is “Mood Media Borrower, LLC.”  The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

(b)                                 The Member hereby continues the LLC as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.

2.                                      Purpose.    The object and purpose of,  and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                      Registered Office; Registered Agent.

(a)                                 The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States.

(b)                                 The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States.

4.                                      Principal Office.  The principal office of the LLC shall be 3318 Lakemont Blvd., Fort Mill, South Carolina 29708, or such other place as the Member may determine from time to time.  The Member may establish additional offices as it deems necessary.

5.                                      Member.  The name and the mailing address of the Member are as set forth in Annex A attached hereto. The Member shall have a limited liability company interest in the LLC and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6.                                      Authorized Persons.  Martin O’Brien,  as an “authorized person”  within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware.  Such filing is hereby ratified and confirmed in all respects.  Each of the officers of the LLC is hereby designated as an authorized person of the LLC (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, to execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware.   Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the Member may wish the LLC to conduct business.

7.                                      Management.

(a)                                 The Member shall have the sole right to manage the business and affairs of the LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the LLC, including without limitation, the right to sell all or substantially all the assets of the LLC.  All determinations, decisions and actions made or taken by the Member in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member and the Member’s successors, assigns and personal representatives. The LLC is authorized to execute, deliver and perform its obligations under, and the Member or any Officer (as defined below), acting singly, on behalf of the LLC, is authorized to execute and deliver, and perform the LLC’s obligations under, any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as they may consider necessary or advisable in connection with the purposes of the LLC or the management of any entity for which the LLC serves as general partner or member, without any vote or consent of any other person, notwithstanding any other provision of this Agreement.

(b)                                 The Member may (but need not) adopt procedures relating to meetings of the Member and the taking of actions and may (but need not) exercise its authority hereunder by resolution.

8.                                      Delegation of Authority to Officers and Others.

(a)                                 The Member may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Member from time to time.

(b)                                 Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Member.  Officers shall be subject to removal with or without cause at any time by the Member.

(c)                                  The Member confirms that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member, and their respective successors, assigns and personal representatives.

(d)                                 Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement.  A certificate of any Officer certifying that such individual is an Officer shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer shall be authorized and binding on the LLC.

9.                                      Authorization.

(a)                                 Notwithstanding any provision of this Agreement to the contrary,  the Member and each Officer, acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person, to:

(i)                                     subject to any restrictions or requirements as may be set by the Member to open accounts for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) in any bank, as may be deemed by the Member or an Officer to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;

(ii)                                  prepare and file, or cause to be prepared and filed, for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), an Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) as may be required by law or deemed by the Member or an Officer, to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iii)                               pay on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iv)                              form, and enter into the constitutional documents of, any other entity which the Member or an Officer determines is necessary or appropriate to form (such determination of the Member or Officer to be conclusively evidenced by the Member’s or such Officer’s execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and

(v)                                 negotiate, complete, execute, acknowledge and deliver any deeds, receipts, certificates, filings and other documents for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), as the Member or Officer, acting alone may, in its, his or her absolute discretion consider:

(A)                               contemplated by or incidental to the aforementioned documents, or

(B)                               necessary or advisable in connection with the performance by the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, the LLC, and the Member or any Officer, acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), is hereby authorized to execute and deliver, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any further consent of the Member, but such authorization shall not be deemed a restriction on the power of the LLC, the Member or any Officer acting individually on behalf of the LLC or any entity for which the LLC is the general partner, member, manager or other officer, to enter into, and to perform its obligations under, other agreements on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer).  The Member agrees that any Officer may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that such Officer deems appropriate and that any prior acts of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), and the Member or any Officer acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.

10.                               Capital Contributions.

(a)                                 The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as it may deem necessary or advisable in connection with the business of the LLC from time to time.

(b)                         The provisions of this Section 10  are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third party beneficiary of this Agreement).  The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 10.

11.                               Percentage Interest.  The limited liability company interest of the Member in the LLC shall be 100%.

12.                               Distributions.

(a)                                 The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC, except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17.  To the fullest extent permitted by law, the Member shall not be liable for the return of any such amounts.  Notwithstanding any provision in this Agreement to the contrary, the LLC shall not make a distribution to the Member on account of its interests in the LLC if such distribution would violate the Act or other applicable law.

(b)                                 Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member.

13.                       Fiscal Year; Tax Matters.

(a)                                 The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b)                                 Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business.  The Member acknowledges and agrees that the LLC is a domestic entity with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes.    The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s United States federal income tax returns.  The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense.  The records of the LLC shall be maintained for three years following termination of the LLC.

(c)                                  The Member hereby agrees to take any measures necessary (or,  if applicable, refrain from any action) to ensure that the LLC is treated as a disregarded entity for United States federal, state and local income tax purposes.

14.                               Assignments and Transfers of Interests.  The Member may transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person at any time.  The transferee of an interest in the

LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement.  If the transferring Member is the sole member and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC.

15.                               Admission and Withdrawal of Additional Members.  One or more additional member(s) may be admitted to the LLC with the written consent of the Member.  The Member may resign from the LLC at any time.  Upon the admission to the LLC of any additional member(s), if the LLC then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for United States federal, state and local income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member limited liability company to a limited liability company with two or more members.

16.                               Liability of the Member.  The Member, in its capacity as member of the LLC, shall have no liability for the obligations or liabilities of the LLC except to the extent provided in the Act and applicable law.   Nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member, any rights or remedies under or by reason of this Agreement.

17.                       Dissolution.

(a)                                         Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.

(b)                                         The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i)                                                       the written consent of the Member,

(ii)                                                    at any time there is no member of the LLC unless the LLC is continued in accordance with the Act, or

(iii)                                         the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c)                                  In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.  As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

18.                        Indemnification.

(a)                                 The Member and its affiliates and their respective partners, members, shareholders, officers, directors, employees and associates and, with the approval of the Member, any agent of any of the foregoing (including their respective executors, heirs, assigns, successors or other legal representatives) (each, an “Indemnified Person”) shall not be liable to the LLC or the Member for any loss or damage occasioned by any acts or omissions in the performance of services under this Agreement, or otherwise in connection with the LLC, its investments, or its operations, unless such loss or damage has occurred solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person or as otherwise required by law; provided that nothing in this Agreement shall be construed as waiving any legal rights or remedies which the LLC may have under state or federal securities laws of the United States.

(b)                                 Each Indemnified Person shall be indemnified to the fullest extent permitted by law by the LLC against any cost, expense (including reasonable attorneys’ fees), judgment or liability incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any judicial, administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Member or its having provided services to the LLC; provided that the Indemnified Person shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined (i) in a decision on the merits in any such action, suit or proceeding, or (ii) on a plea of nolo contendere, to have been incurred or suffered by such Indemnified Person solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person.  The right to indemnification granted by this Section 18 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person.  The LLC shall pay the expenses incurred by the Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Indemnified Person to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein.  In any suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person or any other person claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder shall be on the LLC (or the Member acting derivatively or otherwise on behalf of the LLC) unless otherwise required by applicable law.  Each Indemnified Person may satisfy any right of indemnity or reimbursement granted in this Section 18 or to which it may be otherwise entitled out of the assets of the LLC only, and the Member shall not be personally liable with respect to any such claim for indemnity or reimbursement.   The Member may obtain appropriate insurance on behalf, and at the expense, of the LLC to secure its obligations hereunder.

(c)                                  To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC or the Member, an Indemnified Person acting under this Agreement shall not be liable to the LLC or the Member for its good faith reliance on the provisions of this Agreement.

(a)                                 Each Indemnified Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) of this Agreement and, in particular, the provisions of this Section 18.    No amendment to this Agreement shall reduce or restrict the rights to indemnification and advancement of expenses provided to Indemnified Persons under this Section 18 with respect to any events, actions or omissions occurring prior to the date of such amendment.

19.                                       Amendments.  Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the written consent of the Member to such effect.

20.                               Successors and Assigns.  This Agreement shall be binding upon the parties and their respective successors,  executors,  administrators,  legal representatives,  heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

21.                               Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws.   The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

22.                               No Benefit of Third Parties.  The provisions of this Agreement are intended only for the regulation of relations among the Member and former or prospective members of the LLC.  This Agreement is not intended for the benefit of any other person.

23.                               Separability of Provisions.   Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

24.                               Counterparts.   This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature.  All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER:

MOOD MEDIA HOLDINGS, LLC

By:	/s/ Michael Zendan II
Name:	Michael Zendan II
Title:	Manager

ANNEX A

Name and Address of the Member

Mood Media Holdings, LLC

3318 Lakemont Blvd.

Fort Mill, South Carolina 29708